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                                                                      EXHIBIT 23


                         Independent Auditors' Consent



To the Board of Directors
ONEOK, Inc.:

We consent to incorporation by reference in the registration statement (No.333-41263) on Form S-8 of ONEOK, Inc. of our report dated June 2, 2000, relating to the statements of net assets available for benefits of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.


                                 KPMG LLP


Tulsa, Oklahoma
June 28, 2000